SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  October 15, 2003

(Date of earliest event reported)

Huffy Corporation

(Exact name of Registrant as specified in its Charter)

Ohio (State or other jurisdiction of incorporation)	1-5325 (Commission File No.)	31-0326270 (IRS Employer Identification Number)

225 Byers Road, Miamisburg, Ohio	45342-3657
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 866-6251

N/A

(Former name or former address, if changed since last report)

Item 7.  Financial Statements and Exhibits

(c)

Exhibits.

99.1 Earnings Release dated October 15, 2003

Item 12.

Results of Operations and Financial Condition

On October 15, 2003, Huffy Corporation issued an earnings release announcing its financial results for the third quarter ended September 30, 2003.  A copy of the earnings release is attached as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUFFY CORPORATION

Date: October 16, 2003	By: /s/ Robert W. Lafferty Robert W. Lafferty Vice President – Finance, Chief Financial Officer and Treasurer

EXHIBIT 99.1

News Release

Contact:

Robert W. Lafferty

V.P. – Finance, CFO and Treasurer

(937) 865-5407

HUFFY CORPORATION ANNOUNCES THIRD QUARTER RESULTS

•

NET INCOME FOR THIRD QUARTER OF $2.9 MILLION

•

NET EARNINGS OF $0.18 PER COMMON SHARE

•

EARNINGS FROM CONTINUING OPERATIONS OF $0.15 PER SHARE

MIAMISBURG, OHIO, OCTOBER 15, 2003 – HUFFY CORPORATION (NYSE-HUF) announced today that net income for third quarter of 2003 was $2.9 million or $0.18 per common share, compared to earnings of $0.9 million or $0.08 per common share for the same period last year.  Net income for the nine-month period ended September 30, 2003 was $4.3 million or $0.28 per common share, compared to net income of $2.8 million or $0.26 per common share reported for the same period in 2002.  The third quarter and year-to-date earnings for the period ending September 30, 2003 include income from discontinued operations of $0.03 per common share, and $0.10 per share, respectively, due to the recoveries against certain charges taken in the third and fourth quarter of 2002 related to a class action settlement agreement with Washington Inventory Service and other parties.   The third quarter and year-to-date earnings for the period ending September 30, 2002 include charges related to discontinued operations of $0.06 per common share related to the class action settlement mentioned above.

Net sales for the third quarter were $106.7 million, compared to sales of $83.0 million for the third quarter of 2002, an increase of approximately 28.6%.  For the nine-month period ended September 30, 2003, net sales were $318.9 million, compared to net sales of $246.8 million reported for the same period last year, an increase of approximately 29.2%. Much of the sales increase is attributable to the acquisition of Gen-X Sports late in the third quarter of 2002.   Corporate  wide gross  margins  for the  third quarter  of  2003  were  18.9%  compared  to  gross

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margins of 19.2% for the same period in 2002.  On a year-to-date basis, corporate wide gross margins were 20.5% compared to gross margins of 18.2% for the prior year.

Commenting on the quarter, Don Graber, Chairman and CEO said, “As we indicated in September, sales in August and the early part of September were below anticipated levels, particularly in the in-line skate, action sports, backboard and opportunity businesses.  While sales of other product lines were in line with expectations, and sales in the service segment were strong, they did not offset the softness in the above mentioned product lines.  In addition, due to a supplier interruption, we had to reschedule some snowboard deliveries from September into October and we missed some product shipments due to consolidating our warehouses from two locations into one West Coast operation.  We believe that the impact of these interruptions is behind us, with the supply interruption resolved and warehouse operations running efficiently, we are well-positioned to meet our expected shipments for the remainder of the year.”

Mr. Graber continued, “In spite of a difficult retail environment, the service segment turned in a strong quarter, with earnings substantially above those of last year.  Margins for the third quarter were slightly down when compared to previous quarters and last year as the result of softness in the backboard business, the slippage of some snowboard sales into the fourth quarter, and overall lower than expected sales in action sports and the opportunity business.  Despite the overall lower sales and margin pressure, earnings from continuing operations were as forecast, the result of a continuing focus on cost containment and the recovery of legal expenses from prior periods that resulted in lower SG&A expenses during the quarter.  For the full year, we  anticipate that sales will be in the $450.0 million to $460.0 million range, with earnings from continuing operations in the range of $0.34 to $0.38 per common share.  Net income for the year is expected to be in the range of $0.44 to $0.48 per common share, as a result of the favorable impact of the final settlement related to Washington Inventory Service.”

Mr. Graber concluded, “This was a difficult quarter that included several one-time issues, but we believe that the combination of management changes, both at the senior management level, with the appointment of Paul D’Aloia to the Chief Operating Officer role, and at the business level, has put our most talented management team in the right place.  In the meantime, we continue to focus our  efforts on  improving earnings  from continuing operations and we remain dedicated to

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fulfilling our strategic vision of creating value for our shareholders and evolving towards our goal of being a much larger entity serving the retail and sporting goods channels.”

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The company will hold a conference call at 11:00 a.m. (EDT) on Thursday, October 16, 2003.  Those wishing to participate should call 800-299-9086 and enter participant passcode 87422284 five minutes prior to the call.  A live broadcast of the Company’s quarterly conference call will be accessible online at http://www.huffy.com in the Investor section of the website.

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Huffy Corporation (NYSE-HUF) is a diversified sporting goods company, marketing basketball equipment, sports balls and other outdoor games under the Huffy Sports®, HydraRib®, and SureShot® brands; bicycles and wheeled products under the Huffy®, Royce Union®, and  Micro® brands; golf equipment under the Tommy Armour®, Ram®, Teardrop® and Zebra® brands; snowboards and accessories under the LTD®, Lamar® and Sims® brands; Hespeler® hockey equipment; Volant® ski equipment; and a variety of action sports items including skateboards, inline skates, and helmets under the UltraWheels®, Rage®, and Dukes® brands, and markets a variety of products as a licensee under Disney®, Oxygen®, Airwalk®, NBA® and NCAA® trademarks; and is a leading provider of assembly and merchandising services to retailers.

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The discussion in this press release contains forward-looking statements and is qualified by the cautionary statements contained in the Company’s report on Form 10-K, dated February 20, 2003.

	Quarter Ended		Nine Months Ended
	September 27,	September 30,	September 27,	September 30,
	2003	2002	2003	2002
Net sales	$106,743	$83,028	$318,851	$246,826
Gross profit	20,223	15,955	65,461	44,987
% to net sales	18.9%	19.2%	20.5%	18.2%
Selling, general and administrative expenses	16,486	12,826	58,416	37,201
Operating income	3,737	3,129	7,045	7,786
Other expense
Interest expense, net	1,455	287	3,847	908
Other	(630)	419	(290)	1,385
	825	706	3,557	2,293
Earnings before income taxes	2,912	2,423	3,488	5,493
Income tax expense	583	754	698	1,925
Net earnings from continuing operations	2,329	1,669	2,790	3,568
Discontinued operations:
Income (loss) from discontinued operations,
net of income taxes	589	(723)	1,547	(723)
Net earnings	$2,918 =====	$946 =====	$4,337 =====	$2,845 ======
Earnings per common share:
Weighted average number of
common shares	15,892,851 ========	12,128,033 ========	15,339,068 ========	11,153,166 ========
DILUTED:
Earnings from operations	$0.15	$0.14	$0.18	$0.32
Earnings (loss) from discontinued operations	$0.03	($0.06)	$0.10	($0.06)
Net earnings per common share	$0.18 =====	$0.08 =====	$0.28 =====	$0.26 =====

BALANCE SHEET HIGHLIGHTS (Dollars in thousands, except per share data)

	September 30,	December 31,	September 30,
	2003	2002	2002
Cash and cash equivalents	$3,421	$5,419	$514
Receivables, net	101,912	92,850	91,203
Inventories	59,657	41,847	48,202
Prepaid expenses and other expenses	29,145	26,462	20,216
Total current assets	194,135	166,578	160,135
Property, plant and equipment, net	12,572	11,140	11,195
Intangibles and others	109,072	104,483	99,057
Total assets	$315,779 =======	$282,201 =======	$270,387 =======

Notes payable and current portion
of long-term debt	$73,948	$59,327	$47,535
Accounts payable and accruals	87,712	94,488	93,594
Income taxes and other	9,142	8,090	7,356
Total current liabilities	170,802	161,905	148,485
Long-term debt	15,624	317	4,773
Other liabilities	45,374	48,232	36,663
Shareholders' equity	83,979	71,747	80,466
Total liabilities and shareholders' equity	$315,779 =======	$282,201 =======	$270,387 =======

Equity per common share outstanding	$5.31	$4.90	$5.49
Working capital ratio	1.1	1.0	1.1